Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statement on Form S-4 of QI Systems Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated October 6, 2003, relating to the consolidated financial statements of QI Systems Inc., as of June 30, 2003 and 2002 and for the two years ended June 30, 2003, which appears in the Amendment No. 4 to Form S-4 Registration Statement filed by QI Systems Inc. on May 24, 2006, Registration No. 333-130594.

“Wolrige Mahon LLP”

CHARTERED ACCOUNTANTS

Vancouver, B.C.
September 5, 2006

Ninth Floor Commerce Place 400 Burrard Street Vancouver British Columbia V6C3B7 Telephone: 604 684 6212 Fax: 604 688 3497 www.wolrigemahon.com